                                                                    Exhibit 99.1
                              FOR IMMEDIATE RELEASE
                                  July 15, 2002

Contact:
Daryl G. Byrd, President and CEO  (337) 267-4458 Ext. 4708
John R. Davis, Senior Executive Vice President (919) 676-7641


         IBERIABANK Corporation Reports Revenue And Earnings Improvement

         LAFAYETTE, LOUISIANA -- IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 115-year-old IBERIABANK (http://www.iberiabank.com), announced record-operating earnings for the quarter ended June 30, 2002. For the quarter ended June 30, 2002, the Company earned $4.6 million, a 29% increase over the same period in 2001. On a per share basis, the Company earned $0.75 per diluted share, up 29% from the same period in 2001. The Company's results of $0.75 per diluted share exceeded average analyst expectations of $0.73 per share. For ten consecutive quarters, the Company achieved record operating results that met or exceeded average analyst estimates. On a year to date basis, the Company earned $9.0 million or $1.47 per diluted share, up 28% over the same six-month period in 2001.

         Daryl G. Byrd, President and CEO of IBERIABANK Corporation, remarked, "We experienced an outstanding quarter in many ways. Revenue and margin expansion, combined with a 27% reduction in non-performing assets and continued expense discipline resulted in exceptional earnings growth for our Company. I believe that our continuous improvement is the result of teamwork, our commitment to taking care of clients' needs, and our focus on providing value to our shareholders."

         Total assets at June 30, 2002 were $1.44 billion, up 1% versus December 31, 2001. Compared to year-end 2001, non-mortgage loans increased $28 million, or 4%. Total deposits declined $43 million, or 3.5%, over this same period. Reductions in higher cost Certificates of Deposit and seasonal declines in transaction deposit balances were the primary reasons for the lower deposit balances. In addition, the Company completed the sale of the Morgan City, Louisiana branch office on June 21, 2002. The sale included approximately $5.4 million in loans and $12.1 million in deposits. The Company recorded a gain of $382,000 associated with the sale of this branch office.

         As a result of favorable deposit repricing and mix changes, the Company's net interest margin continued to improve. For the second quarter of 2002 the Company reported a tax-equivalent net interest margin of 4.58%, up 48 basis points from 4.10% in the same quarter last year, and up 17 basis points compared to 4.41% reported for the first quarter of 2002. Total tax-equivalent revenues, excluding the gain on the sale of the Morgan City branch office, increased more than 15% in the second quarter of 2002 compared to the same quarter last year and up 8% compared to the first quarter of 2002. Total noninterest expense grew 5% versus the same quarter last year, and up 8% versus the first quarter of 2002. The tangible efficiency ratio is a measure of a bank's operating efficiency. The Company's tangible efficiency ratio improved from 55.4% in the first quarter of 2002 to 54.6% in the current quarter.

         During the second quarter of 2002, the Company significantly reduced its level of excess liquidity due to three factors. First, the Company invested a portion of excess funds into mortgage-related investment securities with relatively short durations. Second, loans expanded $38 million during the quarter. Finally, total deposits declined $57 million during the quarter, due to the branch office sale, a reduction in high cost Certificates of Deposits, and a seasonal decline in transaction deposit balances. The Company's $324 million investment portfolio remains very short, with an effective maturity of approximately two years.

         As previously disclosed, the Company resolved one of its larger non-performing assets during the second quarter. A substantial reserve was created in prior periods to cover potential losses associated with this Oilfield Service company credit. The credit was subsequently charged off during the second quarter of 2002 and the prior reserve was sufficient to address this charge-off.

         The Company's provision for loan losses was $1.8 million in the second quarter of 2002, approximately twice the level experienced in the same quarter last year and nearly $600,000 more than the first quarter of 2002. The ratio of annualized net charge-offs to average loans was 0.64% during the second quarter of 2002, however, excluding the previously mentioned Oilfield Service credit charge-off, the annualized ratio was 0.34% of average loans. This ratio compares to 0.42% during the same quarter of last year and 0.37% in the first quarter of 2002. The allowance for loan losses was 1.21% at June 30, 2002, compared to 1.23% at March 31, 2002. The Company has historically used a very conservative definition of non-performing assets compared to peer institutions. The Company defines non-performing assets as non-accruing loans, accruing loans more than 90 days past due, foreclosed assets, and Other Real Estate Owned. Non-performing assets amounted to $8.6 million, or 0.60% of total assets, compared to 0.81% of total assets as of March 31, 2002 and 0.91% at year-end 2001. Non-performing assets declined by $4.4 million, or nearly 34%, since year-end 2001. Reserve coverage of non-performing loans nearly doubled, from 175% at March 31, 2002 to 328% at June 30, 2002.

         The remaining two largest commercial credits included in the non-performing classification represented approximately 53% of total non-performing assets. Both of these loans were moved into OREO during the fourth quarter of 2001 as the Company continued to make progress with respect to their collection. Both of these properties are carried at values below recent appraisals.

         Return on average assets was 1.29% for the second quarter of 2002, an improvement of six basis points from 1.23% in the first quarter of 2002. Return on average equity for the second quarter of 2002 was 13.21% or an improvement of nearly 22 basis points from 12.99% for the first quarter of 2002 and 10.76% in the same quarter one year ago.

         Book value, or shareholders' equity, per share at June 30, 2002, was $24.38 and tangible book value per share was $18.35. These figures were up 10% and 14%, respectively, from one-year prior. The Company's Tier 1 Leverage Ratio continued to climb from 7.22% at March 31, 2002 to 7.59% at June 30, 2002. On December 18, 2001, the Company announced a share repurchase program authorizing the purchase of up to 300,000 shares of IBERIABANK Corporation common stock over a one-year period. To date, the Company has not purchased any shares under this latest program. The Company has traditionally completed its share repurchase programs during the announced time periods. The Company's closing stock price on July 12, 2002 was $40.70, up 47% versus year-end 2001.

         The Company reaffirms previously stated guidance for anticipated annual earnings for the year of 2002. The Company remains comfortable with earnings in the range of $2.93 to $2.98 per fully diluted share for the full year 2002, including the favorable adjustments to earnings as a result of the adoption of FAS 142 beginning January 1, 2002. Based on this range, the Company expects EPS growth of 24% to 26% for the full year 2002 compared to reported full year 2001 results of $2.36 fully diluted EPS. Based on a closing stock price on July 12, 2002 of $40.70 per share, the Company's common stock traded at a price-to-earnings ratio of 13.7 times current average analyst estimates of $2.97 per fully diluted EPS for 2002. In addition, the Company's stock traded at 1.67 times June 30, 2002 book value per share of $24.38.

         IBERIABANK operates 22 offices located in south central Louisiana, 10 offices located in north Louisiana, and 8 offices located in the greater New Orleans area.

         To the extent that statements in this report relate to the plans, objectives, or future performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and the current economic environment. IBERIABANK Corporation's actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. A discussion of factors affecting IBERIABANK Corporation's business and prospects is contained in the Company's periodic filings with the Securities and Exchange Commission.

FINANCIAL HIGHLIGHTS
(dollars in thousands except per share data)



                                                      For The Three Months Ended
                                                                June 30                     For The Three
                                                      --------------------------             Months Ended
                                                         2002           2001     % Change   March 31, 2002
----------------------------------------------------------------------------------------------------------
Income Data
       Net Income                                     $   4,641     $    3,587       29%       $    4,387
       Net Interest Income                               14,938         13,510       11%           14,451

Per Share Data
       Net Income - Basic                             $    0.81     $     0.61       33%       $     0.77
       Net Income - Diluted                                0.75           0.58       29%             0.72
       Cash Earnings - Diluted                             0.76           0.68       12%             0.74
       Book Value                                         24.38          22.22       10%            23.55
       Tangible Book Value                                18.35          16.11       14%            17.48
       Cash Dividends                                      0.18           0.17        6%             0.18

Average Balance Sheet Data
       Loans                                         $  951,821     $  944,487        1%       $  945,341
       Securities                                       338,978        276,565       23%          314,865
       Earning Assets                                 1,327,818      1,318,054        1%        1,338,471
       Total Assets                                   1,439,173      1,406,805        2%        1,450,175
       Noninterest Bearing Deposits                     145,585        139,838        4%          147,435
       Interest Bearing Deposits                      1,073,764      1,069,844        0%        1,093,809
       Borrowings                                        50,681         48,007        6%           41,679
       Interest Bearing Liabilities                   1,136,182      1,122,643        1%        1,147,024
       Shareholders' Equity                             140,949        133,677        5%          136,922

Shares Outstanding
       Basic                                          5,727,497      5,900,691                  5,688,884
       Diluted                                        6,202,216      6,197,371                  6,075,969
       Book Value  (End of Period)                    5,888,493      6,087,493                  5,856,905

Key Ratios
       Return on Average Assets                            1.29%          1.02%                      1.23%
       Return on Average Equity                           13.21%         10.76%                     12.99%
       Net Interest Margin  (TE)                           4.58%          4.10%                      4.41%
       Net Charge-Offs to Average Loans                    0.64%          0.42%                      0.37%
       Tangible Efficiency Ratio  (TE)                     54.6%          56.9%                      55.4%
       Average Loans to Average Deposits                   78.1%          78.1%                      76.2%
       Nonperforming Assets to Total Assets                0.60%          0.59%                      0.81%
       Allowance For Loan Losses to Loans                  1.21%          1.05%                      1.23%
       Tier 1 Leverage Ratio                               7.59%          7.15%                      7.22%

                             IBERIABANK CORPORATION
                                LOANS RECEIVABLE
                             (dollars in thousands)

                                                  June 30,          % of       December 31,          % of           %
                                                    2002            Total          2001              Total       Change
                                                  --------          -----      ------------          -----       ------
Residential Mortgage Loans:
    Residential 1-4 family                       $ 180,670          18.6%        $ 198,403           20.8%        (8.9)%
    Construction                                    11,798           1.2%            5,915            0.6%        99.5%
                                                 ---------         -----         ---------          -----        -----
       Total Residential Mortgage Loans            192,468          19.8%          204,318           21.4%        (5.8)%
Commercial Loans:
    Real Estate                                    244,116          25.1%          228,284           23.9%         6.9%
    Business                                       133,512          13.7%          117,530           12.3%        13.6%
    Commercial Leases                                2,197           0.2%                -              -%
                                                 ---------         -----         ---------          -----        -----
       Total Commercial Loans and Leases           379,825          39.1%          345,814           36.2%         9.8%
Consumer Loans:
    Indirect Automobile                            215,022          22.1%          220,698           23.1%        (2.6)%
    Home Equity                                    119,308          12.3%          114,056           11.9%         4.6%
    Automobile                                      26,956           2.8%           28,793            3.0%        (6.4)%
    Credit Card Loans                                9,548           1.0%           10,403            1.1%        (8.2)%
    Other                                           29,501           3.0%           31,933            3.3%        (7.6)%
                                                 ---------         -----         ---------          -----        -----
       Total Consumer Loans                        400,335          41.2%          405,883           42.4%        (1.4)%
                                                 ---------         -----         ---------          -----        -----
       Total Loans Receivable                      972,628         100.0%          956,015          100.0%         1.7%
                                                                   =====                            =====        =====
Allowance for Loan Losses                          (11,770)                        (11,117)
                                                 ---------                       ---------
    Loans Receivable, Net                        $ 960,858                       $ 944,898
                                                 =========                       =========



                               ASSET QUALITY DATA
                             (dollars in thousands)

                                                                               June 30,               December 31,
                                                                                 2002                     2001
                                                                               --------               ------------
Nonaccrual Loans                                                               $ 2,558                 $  5,263
Foreclosed Assets                                                                  150                      192
Other Real Estate Owned                                                          4,869                    5,817
Accruing Loans More Than 90 Days Past Due                                        1,029                    1,691
                                                                               -------                 --------
Total Nonperforming Assets (*)                                                 $ 8,607                 $ 12,963
                                                                               =======                 ========
Nonperforming Assets to Total Assets                                              0.60%                    0.91%
Allowance For Loan Losses to Nonperforming Loans(*)                              328.0%                   159.9%
Year to Date Charge-offs                                                       $ 2,619                 $  4,674
Year to Date Recoveries                                                          $ 273                    $ 505

(*) Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets.

                                    DEPOSITS
                             (dollars in thousands)

                               June 30,          % of         December 31,         % of            %
                                 2002            Total            2001             Total        Change
                               --------          -----        ------------         -----        ------
Noninterest Bearing DDA      $   144,341          12.1%       $   154,580           12.5%        (6.6)%
NOW Accounts                     253,938          21.3%           243,685           19.7%         4.2%
Money Market Deposits             86,104           7.2%            80,188            6.5%         7.4%
Savings Deposits                 226,128          18.9%           224,871           18.1%         0.6%
Certificates of Deposit          484,107          40.5%           534,070           43.2%        (9.4)%
                             -----------         -----        -----------          -----         ----
    Total Deposits           $ 1,194,618         100.0%       $ 1,237,394          100.0%        (3.5)%
                             ===========         =====        ===========          =====         ====

                             IBERIABANK CORPORATION
                  CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                             (dollars in thousands)


                                                              For The Three Months                        For The Six Months
INCOME STATEMENT                                                  Ended June 30,                            Ended June 30,
----------------                                         ------------------------------             ------------------------------
                                                            2002       2001    % Change               2002       2001     % Change
                                                         --------   --------   --------             --------   --------   --------
Interest Income                                          $ 22,016   $ 25,824    (14.7)%           $   44,190   $   51,586    (14.3)%
Interest Expense                                            7,078     12,314    (42.5)%               14,801       25,344    (41.6)%
                                                         --------   --------    -----             ----------   ----------    -----
   Net Interest Income                                     14,938     13,510     10.6%                29,389       26,242     12.0%
Provision For Loan Losses                                   1,798        896    100.7%                 2,998        1,610     86.2%
                                                         --------   --------    -----             ----------   ----------    -----
   Net Interest Income After                               13,140     12,614      4.2%                26,391       24,632      7.1%
      Provision For Loan Losses
Service Charges                                             2,629      2,055     27.9%                 4,588        4,024     14.0%
ATM Fees                                                      419        373     12.3%                   787          723      8.9%
Gain on Sale of Loans                                         431        623    (30.8)%                  796          890    (10.6)%
Other Noninterest Income                                    1,463        693    111.1%                 2,358        1,355     74.0%
                                                         --------   --------    -----             ----------   ----------    -----
   Total Noninterest Income                                 4,942      3,744     32.0%                 8,529        6,992     22.0%
Salaries and Employee Benefits                              5,986      5,426     10.3%                11,654       10,256     13.6%
Occupancy and Equipment                                     1,361      1,401     (2.9)%                2,724        2,777     (1.9)%
Goodwill and Acquisition Intangible Amortization               75        792    (90.5)%                  157        1,590    (90.1)%
Other Noninterest Expense                                   3,773      3,036     24.3%                 6,981        5,751     21.4%
                                                         --------   --------    -----             ----------   ----------    -----
   Total Noninterest Expense                               11,195     10,655      5.1%                21,516       20,374      5.6%
   Income Before Income Taxes                               6,887      5,703     20.8%                13,404       11,250     19.1%
Income Taxes                                                2,246      2,116      6.1%                 4,376        4,172      4.9%
                                                         --------   --------    -----             ----------   ----------    -----
   Net Income                                            $  4,641   $  3,587     29.4%            $    9,028   $    7,078     27.6%
                                                         ========   ========    =====             ==========   ==========    =====
EPS, diluted                                             $   0.75   $   0.58     29.3%            $     1.47   $     1.15     28.0%
                                                         ========   ========    =====             ==========   ==========    =====


BALANCE SHEET                                                                                       June 30,  December 31,
-------------                                                                                         2002        2001      % Change
                                                                                                    --------  ------------  --------
ASSETS
------
Cash and Due From Banks                                                                           $   34,077   $   35,945     (5.2)%
Interest-Bearing Deposits in Banks                                                                    18,622       15,736     18.3%
Investment Securities Available for Sale                                                             233,862      219,825      6.4%
Investment Securities Held to Maturity                                                                90,023      102,082    (11.8)%
Federal Home Loan Bank Stock                                                                           5,684        5,600      1.5%
Mortgage Loans Held For Sale                                                                           2,419       15,867    (84.8)%
Loans, Net of Unearned Income                                                                        972,628      956,015      1.7%
Allowance for Loan Losses                                                                            (11,770)     (11,117)     5.9%
Accrued Interest Receivable                                                                            7,628        7,729     (1.3)%
Premises and Equipment                                                                                18,978       19,455     (2.5)%
Goodwill and Acquisition Intangibles                                                                  35,487       35,644     (0.4)%
Mortgage Servicing Rights                                                                                136          150     (9.3)%
Other Assets                                                                                          28,985       23,894     21.3%
                                                                                                  ----------   ----------    -----
     Total Assets                                                                                 $1,436,759   $1,426,825      0.7%
                                                                                                  ==========   ==========    =====


LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Noninterest-Bearing Deposits                                                                      $  144,341   $  154,580     (6.6)%
Interest-Bearing Deposits                                                                          1,050,277    1,082,814     (3.0)%
Short-Term Borrowings                                                                                 35,000        4,250    723.5%
Securities Sold Under Agreements to Repurchase                                                        10,442        8,089      0.0%
Long-Term Debt                                                                                        42,615       31,437     35.6%
Other Liabilities                                                                                     10,537       11,238     (6.2)%
                                                                                                  ----------   ----------    -----
     Total Liabilities                                                                             1,293,212    1,292,408      0.1%
Total Shareholders' Equity                                                                           143,547      134,417      6.8%
                                                                                                  ----------   ----------    -----
     Total Liabilities and Shareholders' Equity                                                   $1,436,759   $1,426,825      0.7%
                                                                                                  ==========   ==========    =====